UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  September 28, 2005

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdictionof Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

            On September 14, 2005, Delta Airlines, Inc. and certain of its subsidiaries (“Delta”) and Northwest Airlines Corporation and certain of its subsidiaries (“Northwest”) (together, the “airlines”) filed voluntary petitions for reorganization under Chapter XI of the United States Bankruptcy Code.  The aggregate amount due to Sequa Corporation’s (the “Company”) largest operating unit, Chromalloy Gas Turbine Corporation and certain of its subsidiaries (“Chromalloy”) from the airlines (not including amounts related to an investment in a leveraged lease by another subsidiary of the Company, which is discussed below) on such date is approximately $12.0 million.  In addition, Chromalloy currently leases 40 jet engines to Northwest.  These leases expire in less than one year.  The Company believes that there has been no impairment with respect to these leased engines.  The Company has not at this time determined whether there has been a significant impairment of amounts due from the airlines prior to the Chapter XI filings.  However, it is possible that the relative rights and obligations of Chromalloy and the airlines may be altered during the course of the bankruptcy proceedings.  It is too early in the process to predict whether there will be any alteration, what such alteration might be, or what the impact might be on the Company.  Chromalloy is continuing to discuss its business relationship with both Delta and Northwest, and the Company believes that Chromalloy provides invaluable services to these airlines.

Sequa Capital Corporation, a subsidiary of the Company classified as a discontinued operation, holds an investment in an aircraft leveraged lease with Delta with a net amount of $13.9 million.  Sequa Capital Corporation has determined that its investment in the aircraft leveraged lease with Delta is fully impaired as a result of the bankruptcy filing and, in the third quarter ending September 30, 2005, the Company will take an after-tax charge to discontinued operations of $9.7 million, or $0.92 per share, with respect to the impairment.  No amount of this impairment represents a current cash expenditure.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

                        By: /s/ Martin Weinstein

                        Martin Weinstein

                        Vice Chairman and

                        Chief Executive Officer

Dated:  September 28, 2005